Exhibit 8.1

22 October, 2024

Matter No.: 1003130

(852) 2842 9580

Ryan.McConvey@conyers.com

UP Fintech Holding Limited 18/F, Grandyvic Building, No. 1 Building No. 16 Taiyanggong Middle Road Chaoyang District Beijing, 100020 PRC

Dear Sirs,

UP Fintech Holding Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-3, including all amendments or supplements thereto (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 22 October, 2024 and the preliminary prospectus supplement dated 22 October, 2024 (the “Prospectus”), relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of Class A ordinary shares, par value US$0.00001 each of the Company.

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)
the Registration Statement; and
(ii)
the Prospectus.

We have also reviewed and relied upon (1) the currently adopted fourth amended and restated memorandum of association and articles of association of the Company, and (2) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement reviewed by us; and (c) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that the statements under the caption “Taxation” in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman